Written Supervisory Procedures

December 2017

Confidential

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

Table of Contents

I.	Introduction	4
II.	Acknowledgment of Receipt and Understanding	5
	Exhibit A: Acknowledgment of Receipt and Understanding of Supervisory Procedures Form	6
III.	Routing of Changes in Supervisory Procedures Rules or Regulations	7
	Exhibit B: Notification of Change to Supervisory Procedures, Rules or Regulations Form	8
IV.	Registration	9
V.	Communications with Regulators and the Media	11
VI.	Client Complaints	13
	Exhibit C: Client Complaint Log	15
	Exhibit D: Client Complaint Resolution Approval Form	16
VII.	Hiring Policy	17
	Exhibit E: Applicant Information Form	18
VIII.	Supervision and Training of Associated Persons	19
IX.	Conflicts of Interest / Outside Activities	20
X.	Material Administrative, Civil or Criminal Action	21
XI.	Ethics and Ethics Training	22
XII.	Personal Trading	25
	Exhibit F: Initial/Annual Holdings Report	26
	Exhibit G: Personal Trading Review Form	27
	Exhibit H: Personal Trading Infraction Report	28
XIII.	Recordkeeping	29
XIV.	Privacy of Client Information	32
	Exhibit I: Privacy Policy Notice to Clients	33
XV.	Preparation and Use of Advertising & Promotional Materials	35
	Exhibit J: Advertising & Promotional Material Approval Form	38
XVI.	Supervision of Email	39

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017
	Exhibit K: Email Review Form	40
XVII.	Supervision of Website	41
	Exhibit L: Website Review Form	42
XVIII.	NFA Bylaw 1101	43
	Exhibit M: Bylaw 1101 Due Diligence Form	44
XIX.	Persons Authorized To Trade	45
	Exhibit N: Trading Authorization Notification Letter	46
XX.	Persons Authorized To Transfer Funds	47
	Exhibit O: Fund Transfer Authorization Letter	48
XXI.	Trading Errors	49
	Exhibit P: Trade Error Report	50
XXII.	Trading Execution Process	51
	Exhibit Q: Trade Execution Process Notification Letter	52
XXIII.	Trade Allocation Review	54
	Exhibit R: Trade Allocation Review Form	55
XXIV.	Best Execution Review	56
	Exhibit S: Best Execution Review Form	57
XXV.	Position Limits	58
XXVI.	Information Systems Security Program	59

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

I. INTRODUCTION

Caddo Capital Management, LLC is registered with the Commodity Futures Trading commission (“CFTC”) as a Commodity Trading Advisor (“CTA”) and Commodity Pool Operator (“CPO”) and is a member of the National Futures Association (“NFA”). Pursuant to CFTC Regulation 4.13(a)(4), Caddo Capital Management, LLC Funds are currently exempt from registration with the NFA.

Except where otherwise noted, the following Written Supervisory Procedures apply to the employees of Caddo Capital Management, LLC and any funds (the “Funds”) or managed accounts it advises or manages (the “Accounts”) (together known as “Caddo Capital Management”, “Caddo” or the “Firm”) in the performance of their responsibilities with the Firm. The WSPs are intended to provide guidance to employees with respect to both upholding our fiduciary responsibility to act in the best interest of our clients as well as complying with the letter of the law.

These procedures are meant to offer guidance but are not meant to be a complete reference document with regard to compliance with applicable rules and regulations. Employees are encouraged to discuss any questions they may have with their supervisor or the Compliance Officer. Any concerns of non-compliance with any of these supervisory procedures should be brought to the attention of the Compliance Officer immediately.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

II. ACKNOWLEDGMENT OF RECEIPT AND UNDERSTANDING

OF WRITTEN SUPERVISORY PROCEDURES

All employees will receive a copy of Written Supervisory Procedures at the time of their employment and again annually or as the procedures are updated. All employees will be required to review the procedures and sign an Acknowledgment of Receipt and Understanding of Written Supervisory Procedures (Exhibit A) within 10 days of receipt. Any questions regarding the procedures or their impact on / relevance to individual job descriptions should be discussed with the Compliance Officer prior to signing the Acknowledgment.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT A

CADDO CAPITAL MANAGEMENT, LLC

ACKNOWLEDGMENT OF RECEIPT AND UNDERSTANDING OF WRITTEN SUPERVISORY PROCEDURES

The undersigned hereby acknowledges receipt of the Written Supervisory Procedures of Caddo Capital Management, LLC dated ____________________. I understand that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Written Supervisory Procedures, and agree to abide by the provisions contained therein.

Employee Name (Print)	Employee Signature	Date

Original: Compliance Department

Copy: Employee’s Records

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

III. ROUTING OF CHANGES IN SUPERVISORY PROCEDURES,

RULES OR REGULATIONS TO APPROPRIATE PERSONNEL

NFA Compliance Rule 2-9 requires NFA members and associates with supervisory duties to diligently supervise employees and agents in the conduct of their commodity futures activities for or on behalf of the member.

Caddo has a duty to create supervisory procedures, to ensure that those supervisory procedures are being followed, to review them at least annually for their adequacy and effectiveness, and to update them as necessary.

As such, this Written Supervisory Procedure Manual will be updated and distributed to all employees annually. Any material changes required to update this Written Supervisory Procedure Manual prior to the annual update will be processed using the following procedure:

●	All documentation concerning changes in rules and regulations and/or procedures shall be forwarded to the attention of the Compliance Officer.

●	The Compliance Officer will be responsible for routing the updated Written Supervisory Procedure(s) to the appropriate personnel.

●	A copy of the updated documentation along with a Notification of Change in Supervisory Procedures, Rules or Regulations sign off sheet (Exhibit B) will be kept on file in the compliance files. The sign-off sheet will contain employee signatures which attest to the fact that they have received, read and understand the documented change(s) to Written Supervisory Procedure(s), rules and/or regulations.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT B

CADDO CAPITAL MANAGEMENT, LLC

NOTIFICATION OF CHANGE IN SUPERVISORY PROCEDURES, RULES OR REGULATIONS

Brief description of change:

Effective date of change:	_____________________________________

I have read and reviewed the above mentioned change and understand its impact on my area of responsibility.

Name	Date

Name	Date

Name	Date

Name	Date

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

IV. REGISTRATION

With certain exceptions, all persons and organizations that intend to do business as futures industry professionals must register under the Commodity Exchange Act (“CEA”). The primary purposes of registration are to screen an applicant’s fitness to engage in business as a futures industry professional and to identify those individuals and organizations whose activities are subject to U.S. federal regulation. In addition, all individuals and firms that are subject to the CEA and wish to conduct futures-related business with the public must apply for NFA Membership or Associate status.

As a CTA, Caddo is required to be registered with the CFTC and be a member of the NFA. Additionally, all principals and associated persons (“APs”) of the firm are required to be registered as such. To comply with its registration requirements Caddo adheres to the following policy and procedures:

●	All principals and APs of the firm must notify the Compliance Manager immediately when any of their registration details change, e.g. a change of residential address.

●	If at any time during the year the Compliance Officer becomes aware of any changes to the registration information of the Firm, its principals and APs, the Compliance Officer must update that information in a timely fashion using the NFAs Online Registration System (“ORS”).

●	During the annual review, conducted typically in or around August of each year, the Compliance Officer must confirm that all individuals that are required to be registered are, in fact registered. This includes individuals who supervise APs. The Compliance Officer must then use the NFA’s.

●	Online Registration System (“ORS”) to ensure that all registration details for the Firm, its principals, and APs are correct. In addition the Compliance Officer must update the “CTA Questionnaire” and “Firm and DR Information” forms.

●	When a new principal or AP joins the firm the Compliance Officer is responsible for ensuring the correct registrations are filed before the individual starts work. In the case of an AP he may apply to the NFA for a pending license to allow the new hire to conduct business for the Firm as an AP while fingerprint cards, registration fees and Series 3 exam results are sent to the NFA. If these are not received in 20 days the pending license is revoked. If the AP has previously been sponsored by another firm the Compliance Officer must request, and receive, from the new hire their most recent Individual Withdrawal Notice.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017
●	If a principal or AP terminates their affiliation with the Firm the Compliance Officer must file an electronic Individual Withdrawal Notice (Form 8-T) within 20 days of the termination. The Compliance Officer must promptly provide a hardcopy of the withdrawal notice to the individual once it has been filed.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

V. COMMUNICATIONS WITH REGULATORS AND THE MEDIA

It is the intent of this policy and procedure to minimize risk resulting from inappropriate disclosures or public statements to regulators or the media.

Regulatory Inquiries. All regulatory inquiries concerning the Firm are handled by the Compliance Officer. Employees receiving such inquiries, whether by mail, telephone or personal visit, must refer them immediately to the Compliance Officer. Under no circumstances should any documents or material be released without prior approval of the Compliance Officer, nor should any Employee have substantive discussions with any regulatory personnel without prior consultation with the Compliance Officer. The Compliance Officer will maintain records of any inquiries and accompanying responses. The Firm’s Compliance Officer is currently:

Darren J. Kottle, CFA
Caddo Capital Management, LLC
1 Sansome Street, Suite 3500
San Francisco, CA 94104
Phone: 415.231.6355
Email: Darren@CaddoCapital.com

Litigation and Other Matters. All correspondence, summonses and subpoenas concerning legal actions or proceedings that involve a Client, an Employee and/or the Firm must be referred to the Compliance Officer immediately upon receipt. The same procedures apply to telephone inquiries from outside attorneys, unless directed otherwise by the Compliance Officer. Under no circumstances may any Employee other than the Founding Managing Partner or the Compliance Officer respond to a lawsuit, subpoena or other form of legal process. The Founding Managing Partner is:

Darren J. Kottle, CFA

Communications with the Media. The Firm is not required to disclose information relating to its business to the press. Decisions whether to communicate with the media will be made at the sole discretion of the Founding Managing Partner. It is the Firm’s policy to speak with one voice, and the Firm’s appointed spokesperson is:

Darren J. Kottle, CFA

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

No Employee other than the Firm’s designated spokesperson is authorized to comment to the press or media or appear in public in matters relating directly or indirectly to the Firm. From time to time, other persons may be designated to be spokespersons by the Founding Managing Partner.

The following procedures apply to all communications with the media:

●	All media calls or queries must be referred immediately to the designated spokesperson who will discuss any matters of legal or compliance sensitivity with the Compliance Officer

●	All inquiries from the press and any unsolicited inquiry concerning any fund advised by the Firm presently being offered (including to confirm information about the fund) should be referred to the Compliance Officer.

●	Any personal or family relationships with a member of the media should be made known to the Compliance Officer. Members of the media are not invited as reporters to Firm events. This fact should be made clear to any person who might be invited to a Firm event based on a personal relationship with an Employee.

●	An Employee who wishes to publish an article, paper or other publication (including in any electronic media, such as a blog, webcast or social networking website), appear in public, speak on behalf of, or represent the Firm must receive prior written approval from the Compliance Officer.

From time to time, other persons may be designated to be spokespersons by management.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

VI. CLIENT COMPLAINTS

All client complaints shall be forwarded to the attention of the Compliance Officer immediately upon receipt. All client complaints shall be entered on the Client Complaint Log (Exhibit C) which shall be kept on file in the compliance department.

A copy of each client complaint will be reviewed by the following individual(s):

Darren J. Kottle, CFA, Compliance Officer

The Compliance Officer will be responsible for initiating an investigation of the complaint.

Upon completion of the investigation, the compliance department will be responsible for producing a written report. The investigation report will include the following: the nature of the complaint; the results of the investigation and a conclusion as to the root cause of the complaint.

If the investigation concludes that Caddo is at fault in any way, the Compliance Officer will be responsible for producing a corrective action response report. The corrective action response report will detail the procedural or process changes that were implemented to prevent reoccurrence of the error which initiated the complaint, including any disciplinary action (if any) taken against any Caddo employees. If the investigation concludes that Caddo was not responsible for the root cause of the complaint, the corrective action response report will make such a statement and support the claim.

The Compliance Officer will be responsible for formulating a written response addressed to the complainant. A Complainant Resolution Package consisting of the following will be kept on file with all relevant documentation:

Investigation Report
Corrective Action Response Report
Response Letter to Complainant
Settlement Agreement (if applicable)

The Complainant Resolution Package must be approved by the Founding Managing Partner, and the approval shall be documented on the Complaint Resolution Approval Form (Exhibit D).

Upon approval of the Complaint Resolution Package, the Compliance Officer will forward the response letter (and Settlement Agreement if applicable) to the Complainant. If a Settlement Agreement is required, the complaint shall not be considered resolved until a copy of the Settlement Agreement, signed by the client, is received by Caddo.

The Firm requires that, in addition to the Compliance Officer, any employees involved in the complaint keep detailed notes throughout the process of resolving the complaint in order to protect all parties.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

The Complaint Resolution Package will be kept on file in the compliance department with a copy in the client’s file (if applicable).

The Compliance Officer is responsible for completing all items on the Client Complaint Log.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT C

CADDO CAPITAL MANAGEMENT, LLC

CLIENT COMPLAINT LOG

			Complaint		Complaint Resolution
			Investigation		Package
Date
Date			Date	Date-	Date	Date	Response
Received	Client/Complaint	Complaint	Initiated	Completed	Completed	Reviewed	Sent

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT D

CADDO CAPITAL MANAGEMENT, LLC

COMPLAINT RESOLUTION APPROVAL FORM

I have reviewed and approve the Complaint Resolution Package regarding the complaint detailed below:

Complainant:

Date of Complaint:

Brief Description of Complaint:

Approval:

Darren J. Kottle, CFA
Founding Managing Partner

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

VII. HIRING POLICY

NFA Compliance Rule 2-9 places a broad and continuing responsibility on every Member to diligently supervise its employees and agents in every aspect of their futures activities.

Caddo’s responsibility to diligently supervise its employees begins with an effective Hiring Policy. This is as follows:

●	Each applicant who makes the shortlist for a position must supply a copy of photo identification in the form of either a current driver’s license or passport. The applicant’s file is then forwarded to the Compliance Officer.

●	For each of these applicants the Compliance Officer or their designee must review the information in the applicant’s resume. Where possible he must verify this information, this includes verbally contacting the referees listed.

●	At a minimum the Compliance Officer or their designee must search NFA’s “BASIC” system for any disciplinary action against the applicant and perform a “Google” search on the applicant. All pertinent information must be documented on the “Applicant Information Form” (Exhibit E). This, along with any supporting documentation, must be placed in the applicant’s file and forwarded to the Principal who would be supervising the employee.

●	The Founding Managing Partner must conduct, or be present at, any subsequent interviews.

●	The Founding Managing Partner makes the final decision on whether to hire the applicant.

●	The Firm does not hire applicants who:

○	Have been disciplined by NFA or CFTC for fraud or;

○	Were employed as APs at a firm that has been disciplined by NFA or CFTC for fraud relevant to their employment or;

○	Have been convicted of fraud in any jurisdiction.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT E

CADDO CAPITAL MANAGEMENT, LLC

APPLICANT INFORMATION FORM

Applicant Name:

Identification:	☐ Driver’s license	☐ Passport	☐ Attached?

Proposed Role:

Resume Information:	☐ Verified?

Comments:

References:	☐ Contacted?

☐ Contacted?

☐ Contacted?

Comments:

NFA/CFTC Disciplinary Action?	☐ Yes	☐ No

Comments:

Other Civil/Criminal Actions?	☐ Yes	☐ No

Comments:

Approved for Hire?	☐ Yes	☐ No

Darren J. Kottle, CFA, Compliance Officer	Date

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

VIII. TRAINING AND SUPERVISION OF ASSOCIATED PERSONS

As an NFA registered firm, according to Rule 2-9, Caddo has a duty to supervise activities of Associated Persons of the Firm. Caddo has chosen to employ only highly reputable individuals with extensive experience, futures and ethics training, and no history of NFA or CFTC sanctions for fraud in order to minimize the risk of improper activities/behavior. Based upon this hiring criterion, Caddo has instituted the following supervisory procedure(s) which it believes to be appropriate for adequately supervising the marketing activities of Firm APs:

●	The Principal will periodically supervise APs by attending face-to-face meetings at client and prospective client offices, in Caddo offices and at conferences. This will allow the Principals to assess the APs knowledge of Firm information and their ability to present to and interact with clients and prospective clients in a compliant fashion.

●	The Compliance Officer reviews and approves all standardized marketing materials used by APs of the Firm are reviewed and approved by the Compliance Officer prior to use by APs (see Marketing Material Approval written supervisory procedure for more information).

●	Most written communication with clients and prospective clients is done electronically via email. Therefore, emails including customized letters and materials sent by APs will be subject to random review on a periodic basis (see Email Review written supervisory procedure for further information) in order to ensure that communications with clients and prospective clients are compliant.

●	Should Caddo identify a compliance failure by an AP, the AP may be subject to further training, heightened supervision, and/or disciplinary action up to and/or including dismissal as appropriate. Any such action will be documented and records maintained for six (6) years from the date of the infraction.

●	This written supervisory procedure will be updated as necessary.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

IX. CONFLICTS OF INTEREST / OUTSIDE ACTIVITIES

No employee of Caddo shall engage in any independent business or practice outside of their employment with Caddo unless they obtain prior written consent of the Firm. Any employee wishing to obtain the Firm’s written consent must provide the Compliance Officer with a written request detailing the practice or business in question at least 30 days prior to the proposed start-date. Requests will be considered on a case-by-case basis by:

Darren J. Kottle, CFA, Compliance Officer

Upon reviewing the request and judging the severity/impact of the conflict, the employee will be notified within 21 days of receipt of the request, in writing, of the disposition of the request. Any employee who violates this procedure or proceeds with any independent business or practice that has been prohibited by Caddo will be subject to disciplinary action ranging from written reprimand to immediate dismissal, depending upon the severity of the infraction. Written records of the request and decision will be maintained in the employee’s personnel file for the duration of employment with Caddo.

In addition, employees shall disclose to the Firm:

●	Any monetary compensation or other benefits that they may receive for services rendered outside of their duties with Caddo.

●	Any beneficial ownership of futures contracts, securities or other investments that reasonably could be expected to interfere with their duty to Caddo or their ability render unbiased and objective service to clients.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

X. MATERIAL ADMINISTRATIVE, CIVIL OR CRIMINAL ACTION

Caddo has a duty to adequately supervise its personnel and a fiduciary responsibility to protect the interests of our clients. As such, any material administrative, civil or criminal action against any employee of the Firm must be disclosed to the Compliance Officer immediately. If appropriate, the Compliance Officer will implement heightened supervision procedures for the employee in order to protect our clients as well as the Firm should any issue arise in the future.

Please note that the Compliance Officer may feel that a particular civil, criminal or administrative action is material when the employee does not. Therefore, it is strongly recommended that employees report ALL administrative, civil or criminal actions against them to the Compliance Officer so that he may make the determination of materiality.

Failure to disclose a material civil, criminal or administrative action in a timely fashion may result in serious disciplinary action, up to and including immediate dismissal.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XI. ETHICS AND ETHICS TRAINING

Ethical Standards

Caddo adheres to a policy of sound investment principles, practices and high ethical standards. Our reputation for integrity and excellence requires careful observance of the letter and spirit of all applicable laws and regulations and a scrupulous regard for the highest standards of conduct and personal integrity. Caddo will comply with all applicable laws and regulations. The ethical standards adopted by the National Futures Association (NFA) include those specifically required by Section 17 of the Commodity Exchange Act, such as prohibitions against fraud, manipulative and deceptive acts and practices and unjust and inequitable dealings. Caddo expects all of its employees to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical conduct.

Ethical Training

It is the responsibility of the Compliance Officer to remain current on issues relating to new technology, commercial practices, regulations and other changes, along with the ethical ramifications of these changes, and then provide employees with appropriate ethical training in response to those issues. It is important that employees understand their responsibilities to the public, and have an awareness of professional ethical standards. They must maintain this awareness if they are to remain fit as employees of the Firm.

At a minimum, ethics training will include:

●	An explanation of any applicable laws and regulations, and rules of self-regulatory organizations or contract markets and registered transaction execution facilities;

●	The employee’s obligation to the public to observe just and equitable principals of trade;

●	How to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;

●	How to establish effective supervisory systems and internal controls;

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017
●	Obtaining and assessing the financial situation and investment experience of customers;

●	Disclosure of material information to customers; and

●	Avoidance, proper disclosure and handling of conflicts of interest.

Training Providers

Since it is acceptable to use classes sponsored by qualified independent persons, firms or industry associations, we will utilize a reputable third-party ethics provider for our training. Training may be obtained through the Internet, computer software, audio tapes, video tapes or via in-person courses. Ethics training providers currently utilized are the Firm’s compliance consultant and/or The Walsh Agency.

Frequency of Training

All Associated Persons of Caddo will receive ethics training, the length and content of which will be decided by the Compliance Officer based upon the employee’s knowledge base, background and the sensitivity of their role at Caddo. All Associated Persons of SCS shall receive ethics training within 6 months of registering with the firm. Unless the AP can prove receipt of previous initial training, they will receive comprehensive initial ethics training. After receiving or providing satisfactory proof of initial ethics training, all APs will receive, at a minimum, 1 hour of ethics training every three calendar years.

Documentation.

The Firm will maintain documentation showing that training has been implemented and completed.

Improper Actions and Transactions

Employees are prohibited from any of the following:

●	Authorizing or engaging in any false or misleading advertising, including the solicitation of testimonials with respect to past performance or services, advertising which refers directly or indirectly to past specific recommendations without adequate disclosures; or which represents, directly or indirectly, that a chart or formula device used by Caddo can, in and of itself, determine which futures contracts to buy or sell; or which contains any untrue statement of a material fact or which is otherwise false or misleading.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

Advertisements include any notice, circular, letter or other written communication addressed to more than one person.

●	Selling to any client account a contract owned directly or indirectly by Caddo, an affiliate or employee;

●	Engaging in agency cross-transactions with any client account without the written consent of each client account obtained only after full written disclosure regarding the conflicting division of loyalties and responsibilities regarding both parties to such a cross transaction.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XII. PERSONAL TRADING

It is the policy of Caddo that “access persons” (personnel involved in or have access to trading / investment selection and their immediate families) not engage in “front-running” or any other practice which may impact client accounts. In order to diligently supervise the personal trading activity of the Firm’s access persons and avoid front-running, or even the appearance of front-running, the following policy and procedure has been instituted:

Firm access persons must disclose to the Compliance Officer within 30 days of hire, in writing, all personal futures trading accounts held over which they have discretion, and arrange for duplicate statements to be sent directly to the Compliance Officer. In addition, each access person shall attest, annually in writing, that they have disclosed all personal futures trading accounts in accordance with this supervisory procedure (Exhibit F).

The Compliance Officer or their designee will conduct reviews at least quarterly using the Personal Trading Review Form (Exhibit G) to ensure that no Access Person is engaging in front running and will document the results of the review. The personal trading activities of the Compliance Officer will be reviewed by Darren J. Kottle, CFA (Founding Managing Partner). Should any potential violation be identified, the Compliance Officer will thoroughly research the potential violation and report findings to Darren J. Kottle, CFA (Founding Managing Partner) using the Personal Trading Infraction Review Form (Exhibit H). In the case of an infraction by the Compliance Officer, Darren J. Kottle, CFA (Founding Managing Partner) will complete the Personal Trading Infraction Review Form. The Compliance Officer and/or Darren J. Kottle, CFA (Founding Managing Partner) will determine what disciplinary action, if any, is required.

All documentation pertaining to personal trading by Firm access persons will be maintained for a period of no less than six (6) years.

Please note that investments by employees in Caddo Funds or managed accounts are governed by the allocation procedures detailed in the applicable offering/disclosure documents and will therefore not be reviewed in accordance with this procedure.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT F

CADDO CAPITAL MANAGEMENT, LLC
INITIAL / ANNUAL HOLDINGS REPORT

Report Submitted by:
Print Name

This is an:     INITIAL     /     ANNUAL     [circle one] Holdings Report

HOLDINGS		Name of Broker/Dealer	Nature of Ownership
Instrument (Name & Symbol)	Quantity	holding contracts	of contracts

ACCOUNTS HELD		Name/Contact Information
Beneficial Owner/Account Name	Account Number	of Broker, Dealer or Bank

I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CADDO CAPITAL MANAGEMENT, LLC WRITTEN SUPERVISORY POLICY AND PROCEDURE REGARDING PERSONAL TRADING AND THAT, TO THE BEST OF MY KNOWLEDGE, THE INFORMATION IN THIS REPORT IS TRUE AND CORRECT AS OF ________________.

Signature	Date

Position

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT G

CADDO CAPITAL MANAGEMENT, LLC
PERSONAL TRADING REVIEW FORM

Period Covered:

Completed By:	Date:

	Statement	Conflict
Employee Name	Received?	Found?	Comments

Attach copies of all broker statements received along with listing of trades/trade dates for the period covered.

Any potential infractions must be brought to the attention of the Compliance Officer immediately for review and action by appropriate personnel.

Compliance Officer Approval:

Signed:	Date:

–or–

Founding Managing Partner Approval:

Signed:	Date:

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT H

CADDO CAPITAL MANAGEMENT, LLC
PERSONAL TRADING INFRACTION REVIEW FORM

Date:

Reviewed By:	Darren J. Kottle, CFA

Employee Name:

Date / Description of Infraction:

Comments regarding the circumstances & impact of the infraction:

Suggested Disciplinary Action:

Action Taken and Date Taken:

Approved by:
	Compliance Officer	Date
-or-

Approved by:
	Founding Managing Partner	Date

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XIII. RECORDKEEPING

CFTC Rule 4.23 and 1.31 require that Caddo maintain true, accurate and current records. Accordingly, Caddo has developed the following guidelines with regard to items that need to be retained, including how long they must be maintained and in what medium. This is meant to be a guide only, and does not represent the full scope of the Rule. Any person who would like clarification or further information is encouraged to contact the Compliance Officer. The following documents need to be retained, if they are generated by Caddo:

Journals

A journal or journals, including cash receipts and disbursements, records and any other records of original entry forming the basis of entries in any ledger.

General and Auxiliary Ledgers

General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income and expense accounts as well as client capital changes.

Bank Records

All check books, bank statements, cancelled checks and cash reconciliations of the business.

Bills or Statements

All bills or statements (or copies thereof), paid or unpaid, relating to the business of the investment adviser as such.

Trial Balances

All trial balances, financial statements and internal audit working papers relating to the business.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

Performance Information

All accounts, books, internal working papers and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all funds or managed accounts, including monthly client statements of account.

Written Agreements

All written agreements (or copies thereof) entered into by Caddo with any client, advisor, or otherwise relating to the business of the Firm.

Written Communications Received/Sent

Originals of all written communications received and copies of all written communications sent by Caddo relating to: 1) any recommendation made or proposed to be made and any advice given or proposed to be given; 2) any receipt, disbursement or delivery of funds, shares of funds or futures contracts; 3) the placing or execution of any order to purchase or sell any futures contract; provided, however, that Caddo shall not be required to keep any unsolicited market letters and other similar communications of general public distribution not prepared by or for the Firm.

Advertisements / Marketing Materials

A copy of each notice, newsletter, advertisement, newspaper article, investment letter, bulletin or other communication (marketing materials) that Caddo circulates or distributes, directly or indirectly, must be maintained, along with supporting documentation.

Records of Orders

A record of each order given for the purchase or sale of any commodity or futures contract, any instruction received concerning the purchase, sale, receipt or delivery of a particular commodity or futures contract, and any modification or cancellation of any such order or instruction, and confirmation of such. Such record shall show: The terms and conditions of the order; instruction, modification or cancellation of the order; shall identify the person who placed the order; and shall show the account for which entered (if pre-allocated), the date of entry and through whom the transaction was executed.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

Record Retention

With the exception of advertising / performance records, all books and records referred to in this supervisory procedure must be maintained for a period of no less than five years (the first two in a readily accessible place) from the end of the fiscal year during which the last entry was made on such a record. In the case of advertising and performance records, all information shall be maintained for no less than five years from the end of the fiscal year during which the investment adviser last published or otherwise disseminated, directly or indirectly, the advertising / performance data.

Medium for Maintaining Records

In addition to traditional paper storage, electronic storage media is permitted as long as the following criteria are met: information must be arranged and indexed using a method that permits easy location, access and retrieval of any particular record. This method must provide a true, legible and complete copy of the record in the medium and format in which it is stored. It must allow for a true and complete print out of the record, provide a means to access, view and print the records, and preserve the record for the required time period.

Caddo must maintain and preserve the records so as to reasonably safeguard them from loss, alteration or destruction, limit access to the records to properly authorized personnel and reasonably ensure that any reproduction of a non-electronic original record on electronic storage media is complete, true and legible when retrieved.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XIV. PRIVACY OF CLIENT INFORMATION

Employees of Caddo are forbidden from disclosing nonpublic personal information (“NPI”) about any of our clients, except as required by law, unless directed to do so by that client. All paper format client-related NPI is maintained in locked file cabinets in order to restrict access by unauthorized individuals, until it is disposed of by shredding. Any electronic client-related NPI is protected by a software firewall against outside intruders and by password protection on in-house computer stations. Norton Antivirus and Firewall protects servers and workstations from viruses. Scheduled updates and scans ensure up-to-date virus definition files. Scheduled backups are used to save all critical data to disk and tapes.

Pursuant to Regulation S-P issued by the Securities and Exchange Commission, the Firm has instituted a Privacy Policy (see Exhibit I) to protect NPI of our U.S.-based individual clients under Section 504 of the Gramm-Leach-Bliley Act. Requirements under the Act include but are not limited to:

●	Providing our U.S.-based individual clients with annual notices detailing our use of their NPI and offering them the option of “opting-out” of any disclosure of their NPI to affiliated or non-affiliated persons/firms, if appropriate.

●	Providing prospective clients with an initial notice detailing our use of their NPI and offering them the option of “opting-out” of any disclosure of their NPI to affiliated or non-affiliated persons/firms, if appropriate.

●	Protecting personal information about our current and past customers by not disseminating information to any outside parties except as required/permitted by law or requested by the client.

●	Protecting personal information about our current and past customers from accidental dissemination / theft by maintaining adequate security of information, be it in paper or electronic format.

The Privacy Policy will be updated annually or as necessary by the Compliance Officer.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT I

PRIVACY POLICY NOTICE TO CLIENTS

We respect your right to keep your personal information confidential. The following information is intended to provide you with a better understanding of our privacy policy with respect to your personal information:

Information We Have About You

We receive information about you that is not available publicly in order to help us serve your financial needs, offer you investment advisory services and to fulfill contractual, legal and regulatory requirements. This information is received from a variety of sources, including:

●	Information you provide directly to us, such as your name, address, social security number, assets, liabilities and income.

●	Information about your relationship with us, such as account information and payment history.

●	Information we receive with your authorization from third parties, such as financial institutions, companies, and other individuals.

●	Information from consumer reporting agencies, such as credit relationships and history.

Protection and Use of Information

We use the information acquired only for the purpose of providing professional investment advisory services to you. We take reasonable steps to keep confidential the information acquired. Where appropriate, information provided by us to employees, affiliates and nonaffiliated third parties who perform services for us, is subject to contractual agreement which prohibit these parties from disclosing or using the information other than for the purposes for which the information was disclosed. We also maintain reasonable physical, electronic, and procedural safeguards in compliance with applicable laws and regulations to protect your nonpublic personal information.

Parties to Whom We Disclose Information

We do not disclose any nonpublic personal information about our clients or former clients to our affiliates or to nonaffiliated third parties except as permitted by law. Nonpublic personal information about current and former clients may be disclosed to our affiliates and to nonaffiliated third parties as permitted by law, as follows:

●	as necessary to effect, administer or enforce a transaction requested or authorized by the client;

●	as necessary to properly maintain and service such client’s account;

●	providing information to affiliates and nonaffiliated third parties, such as attorneys, accountants and auditors who perform services or functions for us pursuant to a contractual agreement which

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

prohibits the affiliate or the nonaffiliated third party from disclosing or using the information other than for the purposes for which the information was disclosed;

●	in complying with Federal, state or local laws, rules and other applicable legal requirements;

●	in complying with a properly authorized civil, criminal, or regulatory investigation or subpoena or summons by Federal, state, or local authorities; or

●	in responding to judicial process or government regulatory authorities having jurisdiction over us for examination, compliance and other purposes as authorized by law.

Should we wish to expand the above list, clients will be notified, in writing, and given the opportunity to “opt-out” prior to the change being enacted.

Privacy Policy Updates

We will provide notice of our Privacy Policy annually, as long as you maintain an ongoing relationship with us. We reserve the right to change our policy from time to time.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XV. PREPARATION & USE OF

ADVERTISING & PROMOTIONAL MATERIAL

Caddo stresses to its employees the importance of following this supervisory procedure without fail. There are a myriad of Rules with which the Firm must comply that relate to advertising and promotional material:

NFA Compliance Rule 2-29 establishes the standards that member promotional materials must meet.

NFA Compliance Rule 2-9 requires NFA members and associates with supervisory duties to diligently supervise employees and agents in the conduct of their commodity futures activities for or on behalf of the member.

There are also other Rules which deal with communications with the public and promotional materials in a narrower context:

NFA Compliance Rule 2-13, which incorporates CFTC Rule 4.41, regulates the advertising of CPOs and CTAs.

NFA Compliance Rule 2-2 addresses member and associate conduct, including communications with the public in fraud and related matters.

NFA Compliance Rule 2-4 addresses just and equitable principles of trade.

All promotional material must be written and reviewed using the following guidelines:

●	The material must not be deceptive of misleading.

●	It must not use high-pressure sales tactics.

●	It must not be part of a high-pressure approach.

●	It must not say or imply that futures trading are appropriate for everyone.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017
●	It must not include any guarantee against loss.

●	It must not include claims:

○	Regarding seasonal trades;

○	Regarding historical price moves;

○	Regarding price moves that are characterized as conservative estimates when in fact such price movements would be dramatic;

○	Using certain pricing data for a product different from the one being marketed in the promotional material;

○	Containing profit projections;

○	Containing “cherry picked” trades;

○	Regarding mathematical examples of leverage as a means of suggesting that prospective customers are likely to earn large profits from trading.

●	Factual statements must be true and able to be supported.

●	Statements of opinion must be identifiable as such and have a reasonable basis in fact.

●	Any statement of the possibility of profit must be accompanied by an equally prominent statement of the risk of loss.

●	All past performance results must be preceded with the following statement, prominently displayed: PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

●	Rate of return figures must be calculated in a manner consistent with CFTC Regulation 4.25(a)(7)(i)(F).

●	Rate of return figures must be representative of the actual performance of all reasonably comparable accounts.

●	Hypothetical results must not be used, except in material distributed solely to “Qualified Eligible Persons” as defined in CFTC Regulation 4.7 under the firm’s 4.7(a) exemption.

●	Proprietary trading results must be prominently labeled as proprietary and displayed after client results.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

As a Commodity Pool Operator registered with the NFA, Caddo has a duty to supervise the use of futures and advisory-related promotional materials by its employees and agents. Accordingly, Caddo has developed the following procedure to insure compliance with the above referenced Rules:

●	All promotional material must be approved prior to distribution. Approvals may be obtained from the following individual(s):

Darren J. Kottle, CFA, Compliance Officer

●	All approvals must be obtained, in writing, on the Promotional Material Approval Form (Exhibit J)

●	A copy of the promotional material, along with the signed Promotional Material Approval Form and any supporting documents, will be kept on file for no less than 5 years from the end of the fiscal year the material was last used (the first 2 years in an easily accessible place).

In addition, the Firm would like to stress that “promotional material” can come in many forms. A letter or an email can be considered promotional material as well as Microsoft PowerPoint™ presentations, websites, social media site postings, brochures, etc. Any communication with the public that relates in any way to solicitation of an account, agreement or transaction in the conduct of Firm business, is considered promotional material and is subject to the above procedure.

Employees are encouraged to ask the Compliance Officer or their supervisor for guidance in any instance where they are not sure if an item would be considered promotional material, or if they have any questions regarding this procedure in general.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT J

CADDO CAPITAL MANAGEMENT, LLC

ADVERTISING & PROMOTIONAL MATERIAL APPROVAL FORM

Description of promotional material:

Written by:

Effective Date:

From:	To:

Data sources and references used:

Approved By:	Date:

Title:

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XVI. SUPERVISION OF EMAIL

NFA Compliance Rule 2-29 establishes the standards that member promotional materials must meet. NFA Compliance Rule 2-9 requires NFA members and associates with supervisory duties to diligently supervise employees and agents in the conduct of their commodity futures activities for or on behalf of the member. With regard to its use of email, Caddo must have a written supervisory procedure which requires review of employee email and documentation of findings, and identifies the person responsible for the review.

Caddo has a duty to supervise the use of futures and advisory-related email by its employees and agents, just as it does other forms of correspondence which may be construed as promotional in nature. Accordingly, employees are prohibited from using personal or outside email systems for Firm-related email. All Firm-related emails must be processed on Caddo’s email system. Additionally, it should be noted that, although Caddo does not prohibit the use of Firm email systems for personal use, all messages sent and/or received thereon may be subject to review.

Caddo has developed an email supervisory procedure after taking into consideration the following:

●	The Caddo client base is made up of highly sophisticated individuals and institutions.

●	Employees of Caddo who are in regular contact with clients are trained professionals with no history of material disciplinary actions.

●	Employees are aware that all promotional materials must be reviewed and approved by the Compliance Officer prior to dissemination in compliance with NFA Rule 2-29 (See “Preparation and Use of Promotional & Advertising Materials” in this document).

Accordingly, Caddo has instituted the following procedure:

The Compliance Officer, or their designee, will post-review a relatively small but representative amount of the routine email correspondence of Caddo employees on a quarterly basis. Using the Email Review Form (Exhibit K), The Compliance Officer, or their designee, will document findings, attaching copies of the messages reviewed. Should any deficiencies be found, or any disciplinary actions brought against Caddo employees that indicate the need for heightened supervision, the Compliance Officer will revisit this supervisory procedure and revise it appropriately.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT K

CADDO CAPITAL MANAGEMENT, LLC

EMAIL REVIEW FORM

Date of Review:

Period Covered:

Names of	Number of	Problems?
Employees Reviewed:	Messages Reviewed:	(Yes/No)

Comments:

Copies of Emails attached?

Reviewed by (name/title):

Signature:

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XVII. SUPERVISION OF WEBSITE

NFA Compliance Rule 2-29 establishes the standards that member promotional materials must meet. NFA Compliance Rule 2-9 requires NFA members and associates with supervisory duties to diligently supervise employees and agents in the conduct of their commodity futures activities for or on behalf of the member. Accordingly, Caddo has created the following written supervisory procedure to ensure its website complies with applicable requirements:

●	Should Caddo expand their website to include information beyond its current “business card” format, the Compliance Officer or their designee will review and approve the site prior to allowing public access. The Compliance Officer may also request that the NFA review the site prior to use.

●	Thereafter, the website will be reviewed by the Compliance Officer or their designee, at least annually and at any time material changes in content or layout are made. All material changes must be reviewed and approved by the Compliance Officer or their designee prior to posting for public view. The Compliance Officer will request review of the website by the NFA as he/she deems appropriate.

●	A Website Review Form (Exhibit L) must be filled out by the Compliance Officer or their designee each time the website is reviewed. This form will be maintained along with copies of the web pages as they appeared at the time of review. Any other supporting documentation such as NFA comment letters must also be attached.

●	Any time a non-material change is made to the website, the person making the change must report it to the Compliance Officer in writing, including a copy of the page(s) that were changed. This information will be reviewed by the Compliance Officer or their designee, and maintained.

All documentation will be maintained in a website compliance file designed to allow an accurate chronological record of the appearance of the website. The information will be maintained for no less than 5 years from the end of the fiscal year the material was last used (the first 2 years in an easily accessible place).

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT L

CADDO CAPITAL MANAGEMENT, LLC

WEBSITE REVIEW FORM

Description of Change:

Comments:

Reviewed by NFA?	☐ Yes	☐ No

If so, comments attached?	☐ Yes	☐ No

Copies of Pages attached?	☐ Yes	☐ No

Supporting Docs attached?	☐ Yes	☐ No

Date Change(s) Posted:

Approved by:

Name/Title	Signature	Date

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XVIII. NFA BYLAW 1101

NFA Bylaw 1101 imposes strict liability on any NFA member conducting customer business with a non-member that is required to be registered. The rule does not require proof that Caddo was at fault or failed to exercise due diligence, simply that it transacted customer business with a non-member that is required to be registered. NFA Bylaw 1101 requires Caddo to make two determinations: whether it is doing business with an entity which is required to be registered, and if so, whether that person/firm is a member of NFA.

It can be difficult to determine if a particular person or entity is required to be registered. Caddo could, despite its best efforts, be transacting customer business with a person who is actually required to be registered as an FCM, IB, CPO or CTA. In such a case, Caddo would be in technical violation of the strict liability terms of Bylaw 1101. In most but not all actions taken by the NFA for Bylaw 1101 violations, staff has recommended issuance of complaints in cases which the evidence indicates that the member firm knew or should have known of the violation.

Accordingly, Caddo has adopted the following procedures to ensure reasonably diligent effort to comply with NFA Bylaw 1101:

●	Caddo will review information on its clients and prospective clients for any indication that they may be engaged in the futures business. If so, The Firm will inquire as to its registration and membership status and, using the Bylaw 1101 Due Diligence Form (Exhibit M), document and maintain the findings in the client’s file.

●	If any client appears to be operating a commodity pool but claims to be exempt from registration as a CPO, Caddo will verify that the customer has made any required filings with the CFTC and NFA, and maintain the associated documentation in the client’s file.

●	Caddo will review and confirm the registration status of any FCM, IB, and cash management firm, etc., that it does business with.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT M

CADDO CAPITAL MANAGEMENT, LLC

BYLAW 1101 DUE DILIGENCE FORM

Date:	☐ Initial DD ☐ Review DD

Party Name:

Category:	☐ Client	☐ FCM	☐ IB	☐ Selling Agent

Other

Required to be registered?	☐ Yes	☐ No

If No, why not?

Exemption:     ☐  4.13     ☐  4.14     ☐  Confirmed on ‘BASIC’ ?

Other

Is registered?	☐ Yes	☐ Confirmed on ‘BASIC’ ?	☐ No

Comments:

☐ Approved ☐ Declined

Evidence attached?	☐ Yes	☐ No

Darren J. Kottle, CFA, Compliance Officer	Date

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XIX. PERSONS AUTHORIZED TO TRADE

The following individuals are currently authorized to place trade orders on behalf of Caddo Funds and Accounts:

Darren J. Kottle, CFA, Founding Managing Partner

Persons authorized to place orders on behalf of Caddo accounts are generally specified in account opening documents. Should any changes need to be made to this list, written notice of said change will be sent using a Trading Authorization Notification Letter (Exhibit N) which must be signed by Darren J. Kottle, CFA, Compliance Officer, and sent to all executing brokers. Any trading authorization given will remain in effect until notice of change is received by brokers

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT N

[On Caddo Letterhead]

[Date]

[Broker Name]

[Address]

Dear [Name]:

RE: Trade Authorization

Please be advised that the following is a complete list of persons authorized to place orders on behalf of Caddo Capital Management, LLC Funds and Accounts. This list is effective immediately and includes one (1) name(s).

Darren J. Kottle, CFA

This list shall remain in effect until further written notice.

If you have any questions please contact me immediately.

Sincerely,

Darren J. Kottle, CFA

Compliance Officer

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XX. PERSONS AUTHORIZED TO TRANSFER FUNDS

The following individuals are currently authorized to move cash or cash equivalent instruments for Caddo Funds:

Darren J. Kottle, CFA, Founding Managing Partner

Persons authorized to move cash or cash equivalent instruments on behalf of Caddo Funds are generally specified in account opening documents. Should any changes need to be made to this list, written notice of said change will be sent using a Fund Transfer Authorization Notification Letter (Exhibit O) which must be signed by Darren J. Kottle, CFA, Compliance Officer, and sent to all brokers. Any authorization given will remain in effect until notice of change is received by brokers.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT O

[On Caddo Letterhead]

[Date]

[Broker Name]

[Address]

Dear [Name]:

RE: Fund Transfer Authorization

Please be advised that the following is a complete list of persons authorized to transfer cash and cash equivalents on behalf of Caddo Funds. This list is effective immediately and includes one (1) name(s):

Darren J. Kottle, CFA

This list shall remain in effect until further written notice.

If you have any question please contact me immediately.

Sincerely,

Darren J. Kottle, CFA

Compliance Officer

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XXI. TRADING ERRORS

It is the policy of Caddo to avoid trading errors through diligent attention to trading process. Should a trading error occur, the Trading Department will report the error to the Compliance Officer immediately and draft a Trade Error Report (Exhibit P) for review by:

Darren J. Kottle, CFA, Founding Managing Partner

All material trading errors will be investigated and recorded, with such record being held for a period of no less than six (6) years, the first two in an easily accessible place. If an error was caused by negligence, appropriate disciplinary action will be taken against the employee/firm responsible. In all cases, procedures will be reviewed and, whenever possible, revised in an effort to avoid future errors from occurring.

Should an error occur due to broker error, Caddo will endeavor to have the broker reverse the error or “make the client whole” by replacing any losses incurred.

If a trading error occurs that is attributable to Caddo and results in losses, the client account in which the error was occurred will bear all losses, costs and expenses relating to a trade error. If a trading error occurs that is attributable to Caddo and results in a profit, the client account in which the error occurred will retain any profits earned due to the error, less normal costs and expenses.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT P

CADDO CAPITAL MANAGEMENT, LLC

TRADE ERROR REPORT

(To Be Completed By Trading & Compliance)

Trade Date:	Settlement Date:

Contract/Size:	Transaction B/S:

Account Name:	Phone/Contact:

Error Made By:	Portfolio Mgr:

Executing Broker:

Summary Description of Error:

Resolution of Error:

Did Error Cause Profit or Loss and How Was It Allocated:

Trader Approval	Compliance Approval

Name/Title:	Name/Title:

Signature:	Signature:

Date:	Date:

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XXII. TRADE EXECUTION PROCESS

Caddo will notify all Futures Commission Merchants/brokers in advance of initial trading, in writing, of the Firm policy and procedure with regard to allocating trades among client accounts, including bunched orders and split fills. (It should be noted that Caddo does not engage in any form of proprietary trading on behalf of the Firm.) Generally, this process will be detailed in account opening documentation. If it is not, or if any changes occur, Caddo will use the notification letter shown as Exhibit Q, to obtain acknowledgment of receipt and understanding by FCMs. This written acknowledgment signed by the FCM clearly describing both the allocation methods and that the FCM is responsible for the allocation must be obtained prior to any trades being executed. Such acknowledgment and receipt will be maintained by Caddo for the life of involvement with the FCM/broker.

NFA Compliance Rule 2-10 allows CTA members to take advantage of post-execution allocation procedures for bunched orders placed for multiple accounts. The responsibility for the fair and equitable allocation of bunched orders rests with the CTA. Accordingly, the Caddo order execution policy is as follows:

Bunched Orders & Split Fills

Caddo may place “block orders” with respect to clients’ trades. A block order is a group of orders for more than one client entered as one order. Block trades will be allocated to accounts in a systematic, non-preferential manner. If the block trade does not fill at one price, resulting in partial fills, allocations to client accounts will be made on an average pricing basis. Average pricing amounts to adding up all the buys, or sells at their particular price levels, multiplied by the number of contracts at each particular price level, and dividing by the total number of contracts to determine an average price for the whole block trade. This is standard industry practice and the FCM’s back office will facilitate the process. If average pricing is unavailable, the high-low method will be used. This method applies the higher fill prices to the higher account numbered clients for both buys and sells, and the lower fill prices to the lower account numbered clients for both purchases and sales.

In cases where a portion of the order is executed at more than one broker or in more than one trading session, each portion is allocated as if it were a whole trade. This procedure is followed to ensure there is no favoritism in allocation of prices and all accounts are treated equally.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT Q

[On Caddo Letterhead]

[Date]

[Broker Name]

[Address]

Dear [Name]:

RE: Block Order / Split Fill Policy & Procedure for Caddo Capital Management, LLC Funds

Please be advised that Caddo Capital Management, LLC may place “bunched orders” with respect to its client accounts and that said orders must be allocated according to the non-preferential procedures set forth below:

If the block trade does not fill at one price, resulting in partial fills, allocations to client accounts will be made using the industry standard average pricing basis.

If average pricing is unavailable, the high-low method must be used. This method applies the higher fill prices to the higher account numbered clients for both buys and sells, and the lower fill prices to the lower account numbered clients for both purchases and sales.

This policy and procedure shall remain in effect until further written notice. If you have any questions please contact me immediately. If you have no questions, please execute this document in the space provided below and return it to Caddo Capital Management, LLC.

Sincerely,

Darren J. Kottle, CFA, Compliance Officer

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

I hereby acknowledge receipt and understanding of the Caddo Capital Management, LLC policy and procedure regarding bunched orders and partial/split fills, and will allocate trades for Caddo Capital Management, LLC funds and client accounts accordingly.

FCM/Broker:	Print Name:

Date:	Signature:

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XXIII. TRADE ALLOCATION REVIEW

The allocation of trades among Caddo’s Funds is reviewed on a daily basis by Darren J. Kottle, CFA, Founding Managing Partner. In addition, pursuant to NFA requirements, Caddo will review trades done for its funds and managed accounts, at least on a quarterly basis, in order to ensure that stated allocation procedures are being adhered to. The review will be conducted by one or more of the following individuals:

Darren J. Kottle, CFA, Compliance Officer

All reviews will be documented using the Trade Allocation Review Form (Exhibit R), and will be maintained for a period of no less than six (6) years, the first two in an easily accessible place.

If an allocation error occurs, the Compliance Officer must be notified immediately of the error and the surrounding circumstances. The Compliance Officer will then determine action to be taken, if any, including but not limited to heightened supervision of persons allocating trades.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT R

CADDO CAPITAL MANAGEMENT, LLC

ORDER ALLOCATION REVIEW FORM

Trading Program:

Period Covered:	to

Were bunched orders placed for this program?	☐ Yes	☐ No

Were there any partial fills for this program?	☐ Yes	☐ No

Were there any split fills for this program?	☐ Yes	☐ No

FCMs:

Deficiencies Noted:

Corrective Action:

Approved by:

Darren J. Kottle, CFA, Compliance Officer	Date

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XXIV. BEST EXECUTION REVIEW

Pursuant to NFA requirements, Caddo will conduct a “best execution” review for its Funds, at least on a quarterly basis, in order to ensure that commission rates being paid are reasonable vs. the market and commensurate with the service received. The review will be conducted by one or more of the following individuals:

Darren J. Kottle, CFA, Compliance Officer

All reviews will be documented using the Best Execution Review Form (Exhibit S), and will be maintained for a period of no less than six (6) years, the first two in an easily accessible place.

If execution provided by a broker is found to be deficient, the Principal will take steps to improve the performance by the broker(s) in question, or seek a new broker. All efforts will be documented and maintained with Best Execution Review files.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

EXHIBIT S

CADDO CAPITAL MANAGEMENT, LLC

BEST EXECUTION REVIEW FORM

Date of Review:	Period Covered:

Name of	Commis.	Normal Rate	Problems?
Broker:	Rate:	Range? (Y/N)	(Y/N)

Summary Description of Issue:

Steps Taken to Resolve Issue:

Name of	Commis.	Normal Rate	Problems?
Broker:	Rate:	Range? (Y/N)	(Y/N)

Summary Description of Issue:

Steps Taken to Resolve Issue:

Principal Approval:	Compliance Officer Approval:

Signature:	Signature:

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XXV. POSITION LIMITS

Many futures and options contracts are subject to limits on the number of contracts that may be held or controlled by any one person or entity. Limits are generally set forth in Part 150 of CFTC Regulations, or by the exchange on which the contract is traded.

It is the responsibility of the CTA and/or CPO to be aware of applicable position limits and set into place a supervisory procedure, either manual or inherent in their trading system, which will monitor position quantities and provide adequate warning in order to avoid exceeding position limits.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

XXVI. INFORMATION SYSTEMS SECURITY PROGRAM

As an NFA registered firm, according to Rules 2-9, 2-36 and 2-49, Caddo has adopted the following policy to secure customer data and access to our electronic systems.

This policy covers the following areas:

●	Security and Risk Analysis

●	Safeguards against identified system threats and vulnerabilities

●	Process used to evaluate the nature of a detected security event, understand its potential impact, and take appropriate measures to contain and mitigate the breach

●	Discussion of Third-Party Service Providers

●	Ongoing education and training related to information systems security

Security and Risk Analysis

Caddo realizes that associated with its daily use of computer programs, there is a vulnerability to its information technology. We utilize both laptop and desktop PCs that are connected to the Internet at all times. However, we utilize up-to-date virus protection software as well as firewall software and equipment that ameliorates threats. Our mission-critical software is triple-redundant in that it is stored on multiple computers and is cloud-based.

Our detailed list of critical hardware and software is as follows:

●	Amazon Web Service Elastic Computing T2. XLarge Instance with 250GB volume. Daily snapshot of volume.

●	Dell Tower PC (Windows 10 / 6th Gen Intel Core i7) – 217 Sandringham Road. Ethernet connection. Runs all critical software including proprietary risk management software, access to cloud-based files and Bloomberg for execution.

●	Lenovo Laptop PC (Windows 10 / 4th Gen Intel Core i7) – 1 Sansome Office. Ethernet connection and Wi-Fi connections. Runs all critical software including proprietary risk management software, access to cloud-based files and Bloomberg for execution.

●	Mechanica / Proprietary Integrated Program (risk management software) run on all PCs Mechanica requires a security token that is maintained with reasonable security.

●	Cloud-based software: Microsoft 365 including SharePoint and BOX run on all PCs with accounts.

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017
●	Installed Software: Microsoft Office (accounts need to be synched to online), Bloomberg and Norton Antivirus run on all PCs.

One of the primary means of disseminating customer and other sensitive data was primarily using e-mail, which has multiple vulnerabilities. Therefore, as described further, we are now encrypting this data whenever we send.

All sensitive customer records are stored in encrypted cloud-based sites as well as fire-proof and locked file cabinets.

While we are diligent in our efforts to protect data, we must acknowledge the risks, which include: loss, destruction or theft of critical hardware containing at-risk data; insertion of viruses, spyware and other malware; and interception and compromising of electronic transmissions (e.g., email and payment processing systems).

In assessing these security risks, we do not believe the severity of these threats are high and have instituted policies that we believe are appropriate for a firm of our size. We have not previously discovered in internal or external security incidents at this time.

Safeguards Against Identified System Threats and Vulnerabilities

●	Our physical facility is locked and our office in San Francisco has full-time security guards.

●	Our computer equipment requires passwords and thumb ID to access.

●	Our critical AWS server requires a complex password to access via remote desktop and we have limited the IP addresses that can access the server even with a password.

●	All passwords are complex and they are changed frequently. All system-level passwords (for example, root, enable, NT admin, application administration accounts, and so on) must be changed on at least a quarterly basis. All user-level passwords (for example, email, web, desktop computer, and so on) must be changed at least every four months. Passwords must not be shared with anyone. All passwords are to be treated as sensitive, Confidential Caddo information. Passwords must not be revealed over the phone to anyone.

●	We employ Norton Antivirus and the physical routers we use has a firewall.

●	The principal software we employ is of the highest standard: Bloomberg Application, Windows 10, Office 2016 and Google Chrome.

●	On our computers, we use automatic software updating functionality.

●	We updated all of our computers software to Windows 10 and our virtual server is running Windows Server 2016.

●	We have regular backups due to our redundancy in computer operating mission-critical software. In addition to our cloud-based regular back up process, we also create weekly hardcopy backups of mission-critical files and these are stored in a fire-proof safe.

●	In the event that our laptop computers are lost, all machines have encryption software to protect the data on equipment in the event of theft or loss of the equipment

●	There is no unauthorized use of our computer network.

●	We have developed proprietary software using Visual Studio (Microsoft C++) and we have internally overseen all aspects of development.

●	Using secure software development practices if the Member develops its own software;

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017
●	Our mobile devices are all Apple iPhones and these have similar password and encryption safeguards.

●	We maintain detailed instructions so that if we lose a mission-critical PC, we can have a new machine in operation within 3-4 hours, possibly sooner. However, all of our mission-critical software is run on our AWS server that has multiple redundancies and daily snapshot. We have tested the preparedness (as of Dec 2017) and it was less than 1 hour to be running after a simulated episode.

We have made strident efforts to avoid e-mailing any documents that have potentially sensitive information. We instead utilize a feature in BOX that allows us to e-mail password-protected links to a secure site that allows access to the particular file that is necessary for us to share.

Response and Recovery from Events that Threaten the Security of the Electronic Systems

If we should detect a security event or incident, this would become our highest priority. We will immediately analyze this breach’s potential impact as well as take appropriate measures to contain and mitigate their threat.

After discovering and dealing with immediate issues around the breach, we will work to address whether this was caused by unauthorized access, malicious code, denial of service and/or inappropriate usage. If necessary, we will contact all of our customers/counterparties and service providers promptly.

Third-Party Service Providers

Our principal third-party service providers are a) FCMs, b) Arthur Bell/Cohen & Co. and c) NAV Consulting Inc. We are confident based on our thorough due diligence that these providers meet the strictest standards.

In addition, the cloud-based site we use, BOX, was chosen due to its caliber of encryption. In particular, all data is 256 bit AES encrypted at all times. A whitepaper describes the security here: https://cloud.app.box.com/s/12ewyjxmqifxeh01bb5z9pni2nod0veq

We have reasonable procedures in place so that there are access controls. In addition, when we migrated administrators from Fleming Financial to NAV Consulting, we ensured that there was removal of access.

ISSP review and training

This ISSP was approved by Darren J. Kottle in December 2017. We will monitor regularly review every 12 months the effectiveness of this ISSP, including the efficacy of the safeguards the Member has deployed, and make adjustments as appropriate. Additionally, we will provide future employees upon

Caddo Capital Management, LLC
Written Supervisory Procedures, December 2017

hiring, and periodically during their employment cybersecurity training that is appropriate to the security risks we face.

We rely on the following sites for regular review to ensure we are staying up-to-date with current trends to safeguard data:

SANS is a cooperative research and education organization in which auditors, network administrators and chief information security officers share lessons they learn and jointly find solutions to challenges. The SANS Institute’s Critical Security Controls for Effective Cyber Defense as well as Implementing an Effective IT Security Plan are currently available at http://www.sans.org/.

OWASP is a worldwide not-for-profit organization focused on improving the security of Web software applications. Its mission is to make software security visible so that individuals and organizations worldwide can make informed decisions about true software security risks. OWASP cybersecurity guidance is currently available at http://www.owasp.org/.

SACA is an independent, nonprofit global association that engages in the development, adoption and use of globally accepted, industry-leading knowledge and practices for information systems. Information about the COBIT 5 framework is currently available at http://www.isaca.org/.

NIST is a non-regulatory federal agency within the U.S. Department of Commerce. NIST’s mission is to promote U.S. innovation and industrial competitiveness by advancing measurement science, standards and technology in ways that enhance economic security and improve our quality of life. Information about the NIST security and privacy controls is available at http://www.nist.gov/itl/csd/soi/fisma.cfm. And at http://www.nist.gov/cyberframework/upload/cybersecurity-framework-021214.pdf

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